Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	September 14, 2011
BUTLER NATIONAL CORPORATION ANNOUNCES FIRST QUARTER FINANCIAL RESULTS AND CONFERENCE CALL

Revenue Increased 27% To $12.1 Million Versus $9.5 Million In First Quarter

OLATHE, KANSAS, September 14, 2011, - Butler National Corporation (OTC QB: BUKS), a leading manufacturer and provider of support systems for commercial and military aircraft and a recognized provider of management services in diverse business groups including the gaming industry, announces its financial results for the first quarter fiscal 2012 for the period ended July 31, 2011.  In conjunction with the release, the Company has scheduled a conference call Friday, September 16, 2011 at 9:00 AM Central Daylight Time.

What: Butler National Corporation First Quarter Fiscal 2012 Financial Results Conference Call

When: Friday, September 16, 2011 - 9:00 AM Central Daylight Time

How: Live via phone by dialing 800-624-7038. Code: Butler National Corporation.  Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corp., will be leading the call and discussing results of the first quarter, the status of new and existing orders, gaming activities and an outlook on the balance of fiscal 2012.

 Historical selected financial data related to all operations:

	Quarter Ended July 31			Quarter Ended April 30
	(In thousands except per share data)			(In thousands except per share data)
	2011	2010	2009	2011	2010	2009
Net Sales	$ 12,146	$ 9,546	$ 6,069	$ 12,913	$ 13,173	$ 4,288
Operating Income	674	(64)	701	598	1,056	678
Net Income	108	(111)	718	32	1,510	279
Total Assets	31,107	27,830	24,263	32,158	29,566	25,798
Long-term Obligations	4,623	4,036	5,875	4,940	4,305	6,345
Stockholders' Equity	18,662	16,196	13,937	18,025	16,308	13,219
Weighted Average Shares – Diluted	56,594	55,963	55,090	56,109	55,503	54,934
New Product Research and Development Cost	408	419	495	433	374	(609)

Management Comments

"Our revenue for the fiscal quarter-ended July 31, 2011, increased 27% to $12.1 million as compared to $9.5 million for the fiscal quarter-ended July 31, 2010.  We had net income for the first quarter of $108,000 compared with a net loss of $111,000 for the same period in fiscal 2011.  Boot Hill Casino & Resort led the quarter with a 42% year-over-year revenue increase and an operating profit of $994,000 compared with an operating loss of $292,000 in the same period in fiscal 2011.  The increase in revenue and profit was a result of reduced equipment expenses and more efficient operations.  The aircraft modifications segment also had a successful quarter increasing revenue 34% to $2.9 million and generated an operating profit of $362,000 compared with an operating loss of $62,000 in the same period in fiscal 2011.  We expect these businesses to continue this strong performance through the balance of fiscal 2012.

The Avionics segment experienced challenges in the fiscal quarter-ended July 31, 2011.  Revenue decreased 35% to $641,000 with an operating loss of $338,000 compared with an operating profit of $419,000 in the same period in fiscal 2011.  We are aggressively taking steps to improve performance in our avionics business.  First and foremost, we are working to close outstanding sales opportunities.  The backlog of avionics projects is $1.7 million.  This represents a positive change in momentum and a 21% increase from the April 30, 2011 backlog.  Second, we are launching new products including the modernization of the autopilot boards based on the Supplemental Type Certificate announced on June 9, 2011.  Worldwide there are more than 300 Lear 20 Series airplanes that would benefit from this modernization with a substantial market in Mexico and South America.  Third, we are expanding our sales resources and cross-sales activities related to the avionics business.  Finally, we are working to streamline the avionics business to bring costs in-line with revenues.  We recognize that the Avionics business may require changes.

During the three months ending July 31, 2011, we invested approximately $408,000 toward the development and acquisition of new products.  We feel this expenditure for the design and development engineering, testing, and certification of new products may help to stabilize our long-term revenues and enhance our profits.

We continue to move confidently throughout fiscal year 2012, planning to build on our success.  We believe we are well positioned for the future as we focus on serving the needs of our customers and enhancing shareholder value," commented Clark D. Stewart, President of the Company.

Business Segment Highlights

Aircraft Modifications:
Revenue from Aircraft Modifications segment for the three months ended July 31, 2011, was $2.9 million, an increase of 34% from the three months ended July 31, 2010 with revenue of $2.2 million.  The modifications segment had an operating profit of $362,000 in the three months ended July 31, 2011, and an operating loss of $62,000 in the three months ended July 31, 2010.

During the past few years we have seen a significant increase in aircraft camera modifications.  As the economy grows aircraft owners may elect to update, modify, and purchase business aircraft.  A shift to business aircraft ownership positively impacts our aircraft modification revenue.  Although we cannot anticipate the future we must always consider the negative impact of items such as the September 11, 2001 event, increases in fuel prices, and general economic downturns.

Avionics:
Revenue from Avionics segment for the three months ended July 31, 2011, was $641,000 a decrease of 35% from the three months ended July 31, 2010 with revenue of $985,000.  The avionics segment had an operating loss of $338,000 in the three months ended July 31, 2011, and an operating profit of $419,000 for the three months ended July 31, 2010.  Many economic and political uncertainties can impact the avionics products line.

Monitoring Services:
Revenue in the Monitoring Services Segment for the three months ended July 31, 2011, was $395,000, a decrease of 6.5% from the three months ended July 31, 2010 with revenue of $423,000.  The monitoring services segment had an operating profit of $46,000 in the three months ended July 31, 2011, and an operating profit of $65,000 for the three months ended July 31, 2010, a decrease of 29%.  We maintain a relatively level volume of long-term contracts with municipalities.  Our contracts with our two largest customers have been renewed through fiscal year 2012.  Revenues have fluctuated over the past years due to lift station rehabilitations.

Corporate/Professional Services Including Gaming Operations:
Services in this segment include the architectural services activities related to gaming and other real estate development, administrative management services, and engineering consulting services.

Revenue from projects related to architectural services for the three months ended July 31, 2011, was $111,000, a decrease of 31% from the three months ended July 31, 2010 with revenue of $162,000.  The architectural services had an operating loss of $45,000 in the three months ended July 31, 2011, and an operating loss of $34,000 for the three months ended July 31, 2010.

Revenue related to on site contract management of gaming establishments and real estate development, for the three months ended July 31, 2011 was $620,000 compared to $565,000 for the three months ended July 31, 2010, an increase of 10%.  The management services related to gaming had an operating profit of $271,000 in the three months ended July 31, 2011, and an operating profit of $289,000 for the three months ended July 31, 2010, a decrease of 6%.

Revenue from Boot Hill Casino and Resort for the three months ended July 31, 2011 was $11.5 million compared to $10.0 million in the three months ended July 31, 2010.  Mandated fees, taxes and distributions reduced gross revenue by $4.0 million leaving net revenue to our subsidiary, BHCMC, LLC, of $7.5 million for the three months ended July 31, 2011 compared to $5.2 million for the three months ended July 31, 2010.  Net income before taxes and minority interest were $994,000 in the three months ended July 31, 2011 compared to a loss of $292,000 in the three months ended July 31, 2010.

Backlog:
As of September 2, 2011 our backlog totaled approximately $9.0 million.  The backlog includes firm, pending, and contract orders, which may not be completed within the next fiscal year.  The backlog includes orders to be delivered after fiscal year 2012 in the amount of approximately $1.1 million.  This is consistent with the industry in which modifications services and related contracts may take several months and sometimes years to complete.  There can be no assurance that all orders will be completed or that some may ever commence.

Our Business:
Butler National Corporation operates in the Aerospace and Services business segments.  The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing McDonnell Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Beechcraft business aircraft.  Services include electronic monitoring of water pumping stations, temporary employee services, gaming services and administrative management services.

Forward-Looking Information:
The information set forth above includes "forward-looking statements" as outlined in the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934.  Words such as "anticipate," "estimate," "expect," "project," "intend," "may," "plan," "predict," "believe," "should" and similar words or expressions are intended to identify forward-looking statements.  Investors should not place undue reliance on forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.  All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements.  These factors and risks include, but are not limited to the Cautionary Statements and Risk Factors, filed as Exhibit 99 and Section 1A to the Company's Annual Report on Form 10-K, incorporated herein by reference.  Investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:

Humanity Worldwide Capital Group
Lou Albert Rodriguez
lou.albert@humanityworldwide.com
www.humanityworldwide.com

Jim Drewitz, Public Relations
jim@jdcreativeoptions.com

Butler National Corporation Investor Relations
Ph (914) 479-9060 Ph (830) 669-2466 Ph (913) 780-9595

THE WORLDWIDE WEB:
Please review www.butlernational.com for pictures of our products and details about Butler National Corporation and its subsidiaries.